AMENDMENT TO THE
              RESTATED ARTICLES OF INCORPORATION OF
                   TINTIC GOLD MINING COMPANY,
                        a Utah corporation

     Pursuant to Utah Code Ann. Section 16-10a-1006, as amended 1992, this Amendment to Article III of the Restated Articles of Incorporation of Tintic Gold Mining Company dated August 10, 1994, Articles received and stamped by the Utah Division of Corporations on said date, is made by the above-named Corporation.

     (a)       The name of the corporation is TINTIC GOLD MINING COMPANY.

     (b)       The full text of the amended Article III is as follows:

            The amount of common capital stock of this Corporation shall be $10,000.00 divided into ten million (10,000,000) shares, having a par value of one mill or $0.001 per share. The Board of Directors may, from time to time, sell any or all of the authorized but unissued common capital stock of the Corporation, whether the same be any of the original authorized capital or any increase thereof, without first offering the same to the stockholders then existing; that all such sales may be made on such terms and conditions as the Board may deem advisable. The common capital stock of the Corporation is non-assessable.

     (c)       The date of the adoption of the foregoing amendment was June
21, 2001;

     (d) The amendment was approved by the shareholders at an annual meeting of its shareholders held on June 21, 2001 and formal notice was given to all shareholders of record as of May 21, 2001, not less than ten (10) days nor more than sixty (60) days prior to such meeting;

     (e) The number of shares issued and outstanding and entitled to vote at the time the adoption of the foregoing amendment was put to the shareholders for a vote was 2,317,720. All shares are of the same class, namely, common capital voting stock. Accordingly, the existence of separate voting groups is inapplicable; and

     (f) At the annual meeting, 1,217,484 common capital shares voted in favor of the proposed amendment to Article III and 5,100 voted against.
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     Based on a majority of the shareholders having approved the proposed amendment to Restated Article III set forth above, such amendment has been duly and lawfully adopted in accordance with Utah law.

     IN WITNESS WHEREOF, this Article of Amendment is signed by the President of Tintic Gold Mining Company, a Utah corporation, this 21st day of June, 2001.

                                   TINTIC GOLD MINING COMPANY


                                   /s/George Christopulos
                                   By:  George Christopulos
                                   Its:  President


STATE OF UTAH       )
                    )ss.
SALT LAKE COUNTY    )

     SUBSCRIBED and SWORN to before me this 21st day of June, 2001.




                                   /S/John Michael Coombs
                                   Notary Public
                                   Residing at Salt Lake City, UT